Exhibit 99.1





       iMedia International Announces First Quarter Results
   Revenue Increases More Than 16-Fold From Year-Earlier Period;
  Second Quarter Sales to Exceed All Revenue for 2004 Full Year

SANTA MONICA, Calif., - iMedia International, Inc. (OTCBB: IMNL)
(http://www.imedia-intl.com) announced today results for its first quarter ended March 31, 2005. The Company generated revenue of $446,464, compared to $25,500 in the first quarter of 2004.

iMedia had a net loss of $4,213,337 or $0.06 per share for the first quarter ended March 31, 2005, versus $872,112, or $0.01 per share for the first quarter of 2004. A significant portion of the loss reported for the fiscal 2005 first quarter is attributable to non-cash charges of $1,603,337 in connection with the issuance of stock and related securities to consultants and $1,513,030 recorded as unrealized losses due to the write-down of the value of a share exchange iMedia made in a European publicly-traded company. The increase in the net loss was also attributable to expanded operations, the substantial legal and accounting costs related to iMedia's fully-reporting status, regulatory compliance and increased sales and marketing efforts.

"During the first quarter, we made important investments in sales and marketing personnel and infrastructure to support our recent sales activity," said David MacEachern, CEO of iMedia, "and we believe that with the strong growth we are now experiencing and our recently completed private placement, we are well positioned to capitalize on our unique digital media solutions. With leading companies such as American Express, Warner Brothers Television and NBC as customers, we have never been in a better position for growth."

As a result of its expanded sales and marketing efforts, the Company anticipates that its second quarter sales alone will exceed the total gross sales for all of 2004.

Some of operational highlights of the iMedia's first quarter include:
     . Distribution of the first special edition of Hollywood Previews with Amazon.com;
     . In-store distribution of an interactive digital solution for Johnson & Johnson;
     . Entrance into the financial sector market through the marketing of digital transactional media to public companies and financial service providers as an aid to their investor relations and corporate communications campaigns; and
     . Development of interactive marketing discs for DoylesRoom.com, a premier online poker room endorsed by World Poker Champion and bestselling author Doyle Brunson and for Patriot Motorcycles Corporation for the sales and marketing of their inventory of ATV and Off Road motorcycles produced by Chinese manufacturer, Yamoto.

About iMedia International Inc.

iMedia International, Inc. (IMNL) is a publicly held digital media solutions company producing DVD's, and CD-ROM's for digital multimedia marketing and promotional campaigns. iMedia publishes proprietary and custom digital iMagazines and offers expert digital media solutions services including: strategic planning, content aggregation and production, disc audio/video design, authoring, editing and compression, disc packaging manufacturing and distribution. A key feature of iMedia's technology is its iReporting(tm) real-time, online tracking system which provides quantitative data on disc viewer usage patterns and effectiveness of iMedia marketing and promotional campaigns.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, delays in production or manufacturing that could effect the Company's ability to recognize the revenue during the second quarter, cancellation of current contracts,, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, general economic risks and uncertainties, and various other risks detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Please refer to the full filing of the Company's Quarterly Report on Form 10-QSB at http://www.sec.gov.

Contact:

          iMedia International, Inc.
          Kelly R. Konzelman
          Executive Vice President
          1721 21st Street, Santa Monica, CA 90404
          Phone: (310) 453-4499
          Fax: (310) 453-6120
          kellyk@imedia-intl.com